Exhibit 8.3

June 25, 2018

GGP Inc.

350 North Orleans Street, Suite 300

Chicago, Illinois 60654

Ladies and Gentlemen:

We have acted as special REIT tax counsel to GGP Inc. (the “Company”), a Delaware corporation, in connection with the Agreement and Plan of Merger by and among Brookfield Property Partners L.P., a Bermuda limited partnership (“Parent”), Goldfinch Merger Sub Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent, and the Company, dated March 26, 2018 (as amended from time to time in accordance with its terms, the “Merger Agreement”). You have requested our opinion regarding the organization and operation of the Company in conformity with the requirements for qualification as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”), to be filed as an exhibit to the registration statement on Form S-4/F-4 (Registration Nos. 333-224593/224594), as amended and supplemented, including the joint proxy statement/prospectus forming a part thereof filed by the Company and Parent with the U.S. Securities and Exchange Commission on June 25, 2018 (the “Registration Statement”). Certain capitalized terms used herein without definition are as defined in the Registration Statement.

In connection with our opinions rendered below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Reviewed Documents”):

•	the Registration Statement;

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

•	the 2016 U.S. federal income tax returns of the Company and each subsidiary of the Company that has also elected to be taxed as a “real estate investment trust” for U.S. federal income tax purposes (each, other than the Company, a “REIT Subsidiary”);

Arnold & Porter Kaye Scholer LLP
601 Massachusetts Ave., NW | Washington, DC 20001-3743 | www.arnoldporter.com

GGP Inc.

June 25, 2018

•	the Fourth Amended and Restated Bylaws of the Company, dated June 2, 2017;

•	a certificate (each, an “Officer’s Certificate”) from the Company and the REIT Subsidiaries, dated on or about the date hereof and executed by a duly appointed officer, setting forth certain factual representations relating to the organization, operations and proposed operations of the Company, the REIT Subsidiaries and their respective subsidiaries; and

•	such other documents, certificates and records provided to us by the Company which we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In connection with the opinions rendered below, we have assumed with your consent that:

1.    Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended since our receipt of such documents;

2.    The Company, and each REIT Subsidiary, had a hypothetical short taxable year beginning January 1, 2018 and ending on the date hereof (in each case, a “Short Taxable Year”);

3.    The Company, and each REIT Subsidiary, satisfied the distribution requirement described in Code Section 857(a)(1) for the Company’s, and each REIT Subsidiary’s, Short Taxable Year;

4.    None of the transactions contemplated by, or taken pursuant to, the Merger Agreement will affect the asset requirements described in Code Section 856(c)(4) for the Company’s, and each REIT Subsidiary’s, Short Taxable Year;

5.    During its taxable years ended December 31, 2010 through December 31, 2017, and the Short Taxable Year, the Company, the REIT Subsidiaries and their respective subsidiaries, have operated in a manner that has caused the factual representations relating to the ownership, operation, future method of operations, and compliance of the Company and the REIT Subsidiaries with the real estate investment trust (“REIT”) provisions of the Code and the regulations promulgated thereunder by the U.S. Department of Treasury (the “Regulations”), as in effect as of the date hereof, contained in the Officer’s Certificates, to be true for such years;

GGP Inc.

June 25, 2018

6.    Neither the Company nor any REIT Subsidiary will make any amendments to its organizational documents after the date of this opinion letter that would affect its qualification as a REIT under sections 856-860 of the Code for any taxable year; and

7.    No action will be taken by the Company or a REIT Subsidiary after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In our capacity as special REIT tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of our opinions rendered below. For the purposes of rendering these opinions, we have not made an independent investigation of the facts set forth in the Reviewed Documents. We have relied completely upon the Company’s representations that the information presented in such documents or otherwise furnished to us accurately and completely reflects all material facts relevant to our opinions. In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such factual representations. In addition, where such factual representations involve terms defined or used in the Code, the Regulations, published rulings of the Internal Revenue Service or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations.

Based on the Code, Regulations, documents, assumptions and statements set forth above, and the factual representations set forth in the Officer’s Certificates, we are of the opinion that:

(a) the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2010 through December 31, 2017; and

(b) the Company’s actual method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code for its Short Taxable Year.

GGP Inc.

June 25, 2018

We will not review on a continuing basis either the Company’s or any REIT Subsidiary’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof and published court decisions, and we assume that none of these will change. No assurance, however, can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT. In addition, the foregoing opinions do not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes.

This letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks only as of this date. We undertake no obligation to update the opinions expressed herein after the date of this letter. Without limiting the foregoing, this letter may not be relied upon for satisfaction of the conditions to the Merger set forth in Section 7.02(d) of the Merger Agreement. Except as provided in the next paragraph, this letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this letter as Exhibit 8.3 to the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ ARNOLD & PORTER KAYE SCHOLER LLP

ARNOLD & PORTER KAYE SCHOLER LLP